Exhibit 99.1

World Renowned Explorationist, Pasquale V. Scaturro Joins Hyperdynamics’ Board of Directors

HOUSTON –Wednesday, July 8, 2009 -- Hyperdynamics Corporation (the “Company”) (NYSE AMEX:HDY) today announced that on Tuesday, July 6, 2009, Mr. Pasquale V. Scaturro accepted an appointment as the sixth member of the Company’s Board of Directors.

Mr. Scaturro is a Geologist and Geophysicist with over 30 years of worldwide oil and gas exploration and development experience. He obtained degrees in Geology and Geophysics in 1980, graduating from Northern Arizona University beginning his oil and gas career as Senior Geophysicist for Amoco Production Company and Chief Geophysicist for McMoRan Oil and Gas. In 1988 he founded US Seismic, Inc., a full service geophysical seismic data acquisition company. In 1994, he founded Tricon Geophysics, Inc., a geophysical service company specializing in processing, modeling, pre-stack depth migration, and interpretation of high resolution 3-D seismic. Tricon now maintains offices in three countries. After selling his interest in Tricon, he founded Exploration Specialists, Inc. based in Denver, Colorado.

Throughout his career Mr. Scaturro has developed an in-depth expertise with virtually every single aspect of petroleum geophysical exploration and development including; inception of an oil and gas exploration concept, data capture and conversion, developing the GIS and technical data base, 2-D and 3-D seismic program design and management, advanced seismic data processing, complex structural and stratigraphic data modeling, data interpretation, mapping, and final project interpretation. He has recently been involved in international development projects in Turkey, Israel, Siberia, Georgia, Azerbaijan, and Iraq. Over the years, as an exploration geophysicist, he has led exploration and development projects in many of the most remote, dangerous and politically and technically challenging areas on earth, including North and South America, Africa, the Middle East and the former Soviet Union.

When asked to comment about his acceptance of Hyperdynamics’ board appointment, Pasquale Scaturro stated, “I’m thrilled at the opportunity to work with the other Board Members and the technical staff of Hyperdynamics to help develop the 31,000 square mile offshore Guinea concession, the largest and perhaps most prospective exploration block in Africa.”

More about Pasquale V. Scaturro

In addition to his oil and gas background, Pasquale Scaturro is one of the foremost accomplished geographical expedition leaders in the world and has been exploring the far reaches of the planet for over 25 years. He has been the leader of numerous well documented major historical expeditions including three high altitude mountaineering expeditions to Mt. Everest. In 2001 he led the National Federation of the Blind Everest Expedition in which Erik Weihenmayer became the first blind person in history to summit Mt. Everest. In 2004 he organized and led the Nile First Descent Expedition, the first complete descent in history of the Blue Nile and Nile rivers. He is currently featured in the 8-part History Channel “Expedition Africa: Stanley and Livingstone” in which a team of four explorers cross Africa from Zanzibar to Lake Tanganyika retracing Henry Morton Stanley’s epic 1871 expedition to find Dr David Livingston.

He has appeared on the Today Show, NBC Nightly News, ESPN, Turner Television, the History Channel, National Public Radio, MacGillivray Freeman Films and IMAX Theaters worldwide, A&E, MSNBC and MSN and has been featured in Time Magazine, Outside Magazine, National Geographic Adventure, Playboy Magazine, the LA Times, Steven Covey Leadership Series and many more. Pasquale’s teamwork and leadership abilities, in concert with his logistical expertise, hard work and enormous commitment, have enabled him to straddle the realms of both outdoor exploration and corporate America.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. To find out more about Hyperdynamics Corporation, visit the corporate website at http://www.hyperdynamics.com.

Forward Looking Statements

Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties, including successfully recruiting new Directors and CEO for the company.Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.

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